EXHIBIT 99.1

ePlus Reports Second Quarter and First Half Financial Results

Second Quarter Net Sales Growth of 19%
Builds on Strong First Quarter Performance-

Second Quarter Fiscal Year 2024

•
Net sales increased 19.0% to $587.6 million from last year’s quarter; technology business net sales increased 21.3% to $571.9 million; professional services and managed services revenues increased 9.0% to $71.0 million.

•	Technology business gross billings increased 7.4% to $856.5 million.
•	Consolidated gross profit increased 8.3% to $144.4 million.
•	Consolidated gross margin was 24.6%, compared with 27.0% last year.
•	Net earnings increased 14.7% to $32.7 million.
•	Adjusted EBITDA increased 6.5% to $53.6 million.
•	Diluted earnings per share increased 14.0% to $1.22. Non-GAAP diluted earnings per share increased 8.5% to $1.40.

First Half Fiscal Year 2024

•	Net sales increased 22.0% to $1,161.8 million; technology business net sales increased 23.6% to $1,137.6 million; professional services and managed services revenues increased 8.0% to $138.5 million.
•	Technology business gross billings increased 12.2% to $1,698.5 million.
•	Consolidated gross profit increased 16.1% to $286.6 million.
•	Consolidated gross margin was 24.7%, compared with 25.9% last year.
•	Net earnings increased 30.9% to $66.5 million.
•	Adjusted EBITDA increased 21.3% to $107.4 million.
•	Diluted earnings per share increased 30.4% to $2.49. Non-GAAP diluted earnings per share increased 23.2% to $2.81.

HERNDON, VA – November 7, 2023 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and six months ended September 30, 2023.

Management Comment

“Our second quarter financial results underscore the advantages of our diversified solutions and end markets,” said Mark Marron, president and CEO of ePlus. “Net sales improved 19%, driven by growth in most customer segments and key verticals along with solid growth in networking, collaboration and managed services.  We continued to see supply chain and lead times improve throughout the quarter, reducing our open orders and inventory levels.  We achieved significant margin improvement in managed services, with gross margin in this business expanding 460 basis points, driven by enhanced scale and greater operating efficiency.  A significant improvement in sales of networking equipment reduced the proportion of revenue recorded on a net basis which drove down gross margin in the product segment.  Diluted earnings per share increased 14% to $1.22, marking our fourth consecutive quarter of double-digit EPS growth compared to the prior year periods.

Mr. Marron continued, “We continued to expand our capabilities to achieve successful business outcomes for our customers.  As our customers’ IT needs evolve in a dynamic and complex market, ePlus remains a trusted partner backed by our unwavering commitment to innovation and our diverse network of more than 1,500 vendor partnerships.”

Second Quarter Fiscal Year 2024 Results

For the second quarter ended September 30, 2023, as compared to the second quarter ended September 30, 2022:

Consolidated net sales increased 19.0% to $587.6 million, from $493.7 million.

Technology business net sales increased 21.3% to $571.9 million, from $471.5 million primarily due to higher sales of product and managed services. Technology business gross billings increased 7.4% to $856.5 million from $797.7 million.

Product sales grew 23.3% to $500.9 million due to an increase in product availability, customer demand, as well as the acquisition of Network Solutions Group (NSG), a division of CCI Systems, Inc. on April 30, 2023. Product margin was 20.9%, down from 23.2% last year due to lower proportion of third-party maintenance and services sold in the current quarter which are recorded on a net basis.

Professional service revenues had a slight increase from last year to $38.3 million.  Gross margins increased to 41.3% from 38.6% last year due to the change in mix between project services and staff augmentation.

Managed service revenues increased 20.7% to $32.7 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Service Desk, and Security Operations Center services. Gross profit from managed services increased 41.8% from last year due to the scaled growth in these services resulting in a 460-bps gross margin improvement.

Financing business segment net sales decreased 29.5% to $15.7 million, from $22.2 million due to decreases in post-contract earnings and transactional gains. Gross profit in the financing business segment was lower by $3.4 million due to the decline in net sales.

Consolidated gross profit increased 8.3% to $144.4 million, from $133.3 million. Consolidated gross margin was 24.6%, compared with last year of 27.0%.

Operating expenses were $99.5 million, up 11.6% from $89.2 million last year, primarily due to increases in salaries and benefits from additional headcount, as well as increases in acquisition-related depreciation and amortization expenses.  Our headcount at the end of the quarter was 1,877, up 148 from a year ago, partially due to the NSG acquisition. Of the 148 additional employees, 118 were customer facing employees.

Consolidated operating income increased 1.7% to $44.9 million; however, earnings before tax increased 11.8% to $45.0 million as last year’s foreign exchange losses did not replicate.

Our effective tax rate for the current quarter was 27.4%, lower than the prior year quarter of 29.3%, due to lower state and local income taxes and non-deductible executive compensation.

Net earnings increased 14.7% to $32.7 million.

Adjusted EBITDA in the technology business rose 17.1% and declined 26.2% in the financing business segment, and when combined, resulted in an increase of 6.5% to $53.6 million.

Diluted earnings per share was $1.22, compared with $1.07 in the prior year quarter. Non-GAAP diluted earnings per share was $1.40, compared with $1.29 last year.

First Half Fiscal Year 2024 Results

For the six months ended September 30, 2023, as compared to the six months ended September 30, 2022:

Consolidated net sales increased 22.0% to $1,161.8 million, from $952.1 million.

Technology business net sales increased 23.6% to $1,137.6 million, from $920.3 million due to higher sales of product and managed services, offset by a decline in professional services. Technology business gross billings increased 12.2% to $1,698.5 million from $1,514.0 million.

Product sales grew 26.2% to $999.1 million due to an increase in customer demand, as well as the acquisition of NSG on April 30, 2023.  Gross profit from sales of product increased 21.7% to $216.1 million due to higher sales combined with a shift in customer mix that resulted in higher margins.

Professional service revenues declined 1.9% due to lower staff augmentation services from softer demand.  Gross margins increased due to the change in mix between project services and staff augmentation.

Managed service revenues increased 21.9% to $64.7 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Security Operations Center, and Service Desk services. Gross profit from managed services increased 36.8% to $20.0 million due to the scaled growth in these services combined with a 330-bps improvement in gross margin.

Financing business segment net sales decreased 24.0% to $24.2 million, from $31.8 million and gross profit declined $4.9 million due to lower post-contract earnings and transactional gains.

Consolidated gross profit increased 16.1% to $286.6 million, from $246.8 million. Consolidated gross margin was 24.7%, compared with last year of 25.9% last year, as higher service margins were offset by lower product margins and lower gross profit in the financing business segment.

Operating expenses were $195.4 million, up 15.3% from $169.5 million last year, primarily due to increases in salaries and benefits as a result of additional organic and acquisition-related headcount of 148, variable compensation stemming from higher gross profit, and acquisition related amortization and expenses.

Consolidated operating income increased 18.0% to $91.2 million. Earnings before tax increased 28.4% to $91.5 million.

Our effective tax rate for the current year period was 27.3%, lower than last year’s 28.7%, due to lower state effective tax rates and less non-deductible executive compensation in the current period.

Net earnings increased 30.9% to $66.5 million.

Adjusted EBITDA increased 21.3% to $107.4 million.

Diluted earnings per share was $2.49, compared with $1.91 in the prior year. Non-GAAP diluted earnings per share was $2.81, compared with $2.28 last year.

Balance Sheet Highlights

As of September 30, 2023, ePlus had cash and cash equivalents of $82.5 million, compared with $103.1 million as of March 31, 2023, primarily due to working capital needs, the acquisition of NSG and the repurchases of our common stock.  Inventory decreased 8.7% to $222.1 million compared with $243.3 million as of March 31, 2023.  Accounts receivable—trade, net increased 28.9% to $650.0 million from March 31, 2023 due to an increase in gross billings.  Total stockholders’ equity was $845.7 million, compared with $782.3 million as of March 31, 2023.  Total shares outstanding were 26.9 million on both September 30, 2023 and March 31, 2023.

Fiscal Year Guidance

ePlus is maintaining fiscal year 2024 revenue guidance of $2.23 billion to $2.33 billion, and an adjusted EBITDA range of $200 million to $215 million, representing a margin of 9.0% to 9.2%. This guidance assumes, in part, continued improvement in the supply chain that will enable previously delayed customer projects.  The Company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to the Company's results computed in accordance with GAAP.  Accordingly, the Company is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA and adjusted EBITDA margin for the full year 2024 forecast.

Summary and Outlook

“Despite an uncertain macroeconomic environment, ePlus generated strong financial results through the first half of this fiscal year.  Our performance reflects the continued successful execution of our strategy, which targets higher-growth focus areas with a comprehensive portfolio of solutions and value-added services.

Mr. Marron concluded, “As we look toward the second half of our fiscal 2024, we anticipate that our customers are likely to remain disciplined in their IT spending, prioritizing mission-critical and cybersecurity-focused projects, with a new focus on AI, which is becoming a strategic focus for us.  We believe ePlus remains well-positioned in this environment, underpinned by the capabilities of our talented team and our range of innovative solutions that align with our customers’ needs.”

Recent Corporate Developments/Recognitions

•	In the month of October:
	o	Launched its proprietary Compromise Nothing security program to facilitate customers’ business resilience.
•	In the month of August:
	o	Achieved five new Cisco Powered Service Designations.
	o	Named NetApp’s North America FlexPod Partner of the Year.
	o	Achieved VMware Cross-Cloud Managed Service Provider Designation.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 7, 2023:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/611599109
Live Call:	(888) 330-2469 (too-free/domestic)
(240) 789-2740 (international)
Archived Call:	(800) 770-2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

A replay of the call will be available approximately two hours after the call through November 14, 2023.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus' more than 1,850 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements," including, among other things, statements regarding the future financial performance of ePlus (including the guidance for the full year FY 2024).   Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; supply chain issues, including a shortage of Information Technology ("IT") products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel, and vendor certifications; our ability to secure our own and our customers' electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; reliance on third-parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor incentives provided to us; our ability to remain secure during a cybersecurity attack, including both disruptions in our or our vendors' IT systems and data and audio communication networks; our ability to identify acquisition candidates, or perform sufficient due diligence prior to completing an acquisition, or failure to integrate a completed acquisition may affect our earnings; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and inflation, including increases in our costs and our ability to increase prices to our customers which may result in adverse changes in our gross profit; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs that may impact the arrangements that have pricing commitments over the term of the agreement; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2023	March 31, 2023
ASSETS

Current assets:
Cash and cash equivalents	$82,498	$103,093
Accounts receivable—trade, net	650,017	504,122
Accounts receivable—other, net	73,264	55,508
Inventories	222,122	243,286
Financing receivables—net, current	136,294	89,829
Deferred costs	44,258	44,191
Other current assets	60,775	55,101
Total current assets	1,269,228	1,095,130

Financing receivables and operating leases—net	68,582	84,417
Deferred tax asset	3,682	3,682
Property, equipment and other assets	72,153	70,447
Goodwill	158,199	136,105
Other intangible assets—net	46,942	25,045
TOTAL ASSETS	$1,618,786	$1,414,826

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$295,855	$220,159
Accounts payable—floor plan	168,601	134,615
Salaries and commissions payable	38,607	37,336
Deferred revenue	118,910	114,028
Recourse notes payable—current	2,016	5,997
Non-recourse notes payable—current	41,824	24,819
Other current liabilities	34,555	24,372
Total current liabilities	700,368	561,326

Non-recourse notes payable—long-term	9,717	9,522
Deferred tax liability	721	715
Other liabilities	62,284	60,998
TOTAL LIABILITIES	773,090	632,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,942 outstanding at September 30, 2023 and 26,905 outstanding at March 31, 2023	274	272
Additional paid-in capital	173,318	167,303
Treasury stock, at cost, 424 shares at September 30, 2023 and 261 shares at March 31, 2023	(22,375)	(14,080)
Retained earnings	693,713	627,202
Accumulated other comprehensive income—foreign currency translation adjustment	766	1,568
Total Stockholders' Equity	845,696	782,265
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,618,786	$1,414,826

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022

Net sales
Product	$516,609	$428,545	$1,023,265	$823,795
Services	71,002	65,161	138,521	128,270
Total	587,611	493,706	1,161,786	952,065

Cost of sales
Product	398,234	317,127	787,138	621,337
Services	45,012	43,275	88,010	83,901
Total	443,246	360,402	875,148	705,238

Gross profit	144,365	133,304	286,638	246,827

Selling, general, and administrative	92,652	84,704	182,950	161,471
Depreciation and amortization	5,630	3,568	10,422	6,778
Interest and financing costs	1,220	925	2,071	1,288
Operating expenses	99,502	89,197	195,443	169,537

Operating income	44,863	44,107	91,195	77,290

Other income (expense), net	117	(3,866)	307	(6,019)

Earnings before taxes	44,980	40,241	91,502	71,271

Provision for income taxes	12,316	11,772	24,991	20,463

Net earnings	$32,664	$28,469	$66,511	$50,808

Net earnings per common share—basic	$1.23	$1.07	$2.50	$1.91
Net earnings per common share—diluted	$1.22	$1.07	$2.49	$1.91

Weighted average common shares outstanding—basic	26,624	26,578	26,588	26,546
Weighted average common shares outstanding—diluted	26,679	26,623	26,659	26,671

Technology Business

	Three Months Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Net sales
Product	$500,937	$406,317	23.3%	$999,103	$791,993	26.2%
Professional services	38,270	38,050	0.6%	73,826	75,218	(1.9%)
Managed services	32,732	27,111	20.7%	64,695	53,052	21.9%
Total	571,939	471,478	21.3%	1,137,624	920,263	23.6%

Gross profit
Product	104,749	94,389	11.0%	216,140	177,557	21.7%
Professional services	15,796	14,697	7.5%	30,520	29,752	2.6%
Managed services	10,194	7,189	41.8%	19,991	14,617	36.8%
Total	130,739	116,275	12.4%	266,651	221,926	20.2%

Selling, general, and administrative	88,593	80,161	10.5%	175,693	153,273	14.6%
Depreciation and amortization	5,602	3,540	58.2%	10,366	6,722	54.2%
Interest and financing costs	661	671	(1.5%)	1,211	809	49.7%
Operating expenses	94,856	84,372	12.4%	187,270	160,804	16.5%

Operating income	$35,883	$31,903	12.5%	$79,381	$61,122	29.9%
Gross billings	$856,495	$797,697	7.4%	$1,698,465	$1,513,960	12.2%
Adjusted EBITDA	$44,496	$38,012	17.1%	$95,445	$72,266	32.1%

Technology Business Gross Billings by Type

	Three Months Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Cloud	$200,637	$220,279	(8.9%)	$459,561	$473,616	(3.0%)
Networking	311,671	196,426	58.7%	588,316	362,052	62.5%
Security	143,340	170,026	(15.7%)	290,683	315,375	(7.8%)
Collaboration	51,770	38,099	35.9%	73,931	72,874	1.5%
Other	78,571	95,791	(18.0%)	148,332	144,800	2.4%
Product gross billings	785,989	720,621	9.1%	1,560,823	1,368,717	14.0%
Service gross billings	70,506	77,076	(8.5%)	137,642	145,243	(5.2%)
Total gross billings	$856,495	$797,697	7.4%	$1,698,465	$1,513,960	12.2%

Technology Business Net Sales by Type

	Three Months Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Cloud	$135,068	$148,992	(9.3%)	$307,112	$313,725	(2.1%)
Networking	268,636	165,896	61.9%	513,824	308,537	66.5%
Security	51,886	48,517	6.9%	97,682	96,512	1.2%
Collaboration	27,083	19,187	41.2%	40,039	32,167	24.5%
Other	18,264	23,725	(23.0%)	40,446	41,052	(1.5%)
Total product	500,937	406,317	23.3%	999,103	791,993	26.2%
Professional services	38,270	38,050	0.6%	73,826	75,218	(1.9%)
Managed services	32,732	27,111	20.7%	64,695	53,052	21.9%
Total net sales	$571,939	$471,478	21.3%	$1,137,624	$920,263	23.6%

Technology Business Net Sales by Customer End Market

	Three Months Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Telecom, Media, & Entertainment	$124,306	$118,454	4.9%	$265,641	$246,731	7.7%
Technology	110,948	96,160	15.4%	184,351	166,021	11.0%
SLED	94,906	70,491	34.6%	204,311	135,092	51.2%
Healthcare	72,022	66,959	7.6%	158,678	135,471	17.1%
Financial Services	69,885	37,611	85.8%	135,575	70,910	91.2%
All other	99,872	81,803	22.1%	189,068	166,038	13.9%
Total net sales	$571,939	$471,478	21.3%	$1,137,624	$920,263	23.6%

Financing Business Segment

	Three Months Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Portfolio earnings	$3,339	$2,888	15.6%	$6,412	$5,561	15.3%
Transactional gains	6,949	8,109	(14.3%)	8,228	9,944	(17.3%)
Post-contract earnings	5,038	10,519	(52.1%)	8,672	15,245	(43.1%)
Other	346	712	(51.4%)	850	1,052	(19.2%)
Net sales	15,672	22,228	(29.5%)	24,162	31,802	(24.0%)

Gross profit	13,626	17,029	(20.0%)	19,987	24,901	(19.7%)

Selling, general, and administrative	4,059	4,543	(10.7%)	7,257	8,198	(11.5%)
Depreciation and amortization	28	28	0.0%	56	56	0.0%
Interest and financing costs	559	254	120.1%	860	479	79.5%
Operating expenses	4,646	4,825	(3.7%)	8,173	8,733	(6.4%)

Operating income	$8,980	$12,204	(26.4%)	$11,814	$16,168	(26.9%)
Adjusted EBITDA	$9,072	$12,292	(26.2%)	$12,002	$16,342	(26.6%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income. Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Consolidated

Net earnings	$32,664	$28,469	$66,511	$50,808
Provision for income taxes	12,316	11,772	24,991	20,463
Depreciation and amortization [1]	5,630	3,568	10,422	6,778
Share based compensation	2,414	1,958	4,619	3,731
Interest and financing costs	661	671	1,211	809
Other expense, net [2]	(117)	3,866	(307)	6,019
Adjusted EBITDA	$53,568	$50,304	$107,447	$88,608

Technology Business Segment
Operating income	$35,883	$31,903	$79,381	$61,122
Depreciation and amortization [1]	5,602	3,540	10,366	6,722
Share based compensation	2,350	1,898	4,487	3,613
Interest and financing costs	661	671	1,211	809
Adjusted EBITDA	$44,496	$38,012	$95,445	$72,266

Financing Business Segment
Operating income	$8,980	$12,204	$11,814	$16,168
Depreciation and amortization [1]	28	28	56	56
Share based compensation	64	60	132	118
Adjusted EBITDA	$9,072	$12,292	$12,002	$16,342

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
GAAP: Earnings before taxes	$44,980	$40,241	$91,502	$71,271
Share based compensation	2,414	1,958	4,619	3,731
Acquisition related amortization expense [3]	4,023	2,494	7,492	4,677
Other (income) expense [2]	(117)	3,866	(307)	6,019
Non-GAAP: Earnings before provision for income taxes	51,300	48,559	103,306	85,698

GAAP: Provision for income taxes	12,316	11,772	24,991	20,463
Share based compensation	665	572	1,272	1,080
Acquisition related amortization expense [3]	1,106	720	2,058	1,337
Other (income) expense, net [2]	(32)	1,128	(84)	1,744
Tax benefit (expense) on restricted stock	79	(29)	216	165
Non-GAAP: Provision for income taxes	14,134	14,163	28,453	24,789

Non-GAAP: Net earnings	$37,166	$34,396	$74,853	$60,909

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022

GAAP: Net earnings per common share – diluted	$1.22	$1.07	$2.49	$1.91

Share based compensation	0.07	0.05	0.13	0.09
Acquisition related amortization expense [3]	0.11	0.07	0.20	0.13
Other (income) expense, net [2]	-	0.10	-	0.16
Tax benefit (expense) on restricted stock	-	-	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.18	0.22	0.32	0.37

Non-GAAP: Net earnings per common share – diluted	$1.40	$1.29	$2.81	$2.28

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.